EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES THE FINALIZATION OF SUPPLY AGREEMENT

WITH SCHERING AG, GERMANY FOR NEBIDO®

LEXINGTON, MA, October 20, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced the signing of the definitive supply agreement with Schering AG, Germany for NEBIDO, a long-acting injectable testosterone preparation for the treatment of male hypogonadism. In July 2005, Indevus licensed the exclusive U.S. rights to NEBIDO from Schering AG. NEBIDO, which was approved and launched in Europe last year, is the first injectable product for treating hypogonadism requiring dosing only once every three months.

“The finalization of the supply agreement is an important step in bringing NEBIDO to the market in the United States,” said Glenn L. Cooper, M.D., chief executive officer and chairman of Indevus. “The appropriate mechanisms are in place as we prepare for the production of launch quantities of product as well as quantities needed for other activities. We continue to make a great deal of progress in preparing for the launch of NEBIDO in the United States.”

The Company is currently conducting a pharmacokinetic study for NEBIDO and expects the study to be completed in May 2007.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company currently co-promotes SANCTURA® for overactive bladder and markets DELATESTRYL® to treat male hypogonadism and currently has six compounds in clinical development. The compounds in clinical development include SANCTURA XR(TM), the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the

Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.